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                                                                    EXHIBIT 21.1


                     SUBSIDIARIES OF METROMAIL CORPORATION
                              AS OF MARCH 31, 1996



                                 JURISDICTION
SUBSIDIARY                      OF INCORPORATION
- ----------                      ----------------

Customer Insight Company         Delaware

International Communication
   & Data Plc                    United Kingdom

R.R. Donnelley Marketing
   Services Group Limited        United Kingdom

ICD Marketing Services Limited   United Kingdom


As of March 31, 1996, Metromail Corporation's other subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X.